EXHIBIT 10.4
Alliance Agreement with In Pipe Technology, LLC dated March 28, 2007

ALLIANCE AGREEMENT

THIS ALLIANCE AGREEMENT (the “Agreement”) is entered into as of March 28, 2007, between In-Pipe Technology Company, L.L.C., an Illinois limited liability company (“In-Pipe”), and Exousia Advanced Materials, Inc., a Texas corporation (“Exousia”).

BACKGROUND

WHEREAS, In-Pipe owns certain technology used in the treatment of wastewater;

WHEREAS, Exousia has the ability to market and sell products to original equipment manufacturers, distributors, and dealers in certain industries;

WHEREAS, In-Pipe and Exousia have agreed to develop a dosing unit using In-Pipe’s proprietary technology, suitable for installation adjacent to, and for the dosing of microbes into, wastewater tanks used in recreational vehicles, private aircraft, private watercraft and trains (each such dosing unit, a “Unit,” and collectively, the “Units”);

WHEREAS, In-Pipe and Exousia have also agreed that In-Pipe will arrange the design and manufacture of the Units and will sell the Units and microbes to be used in the Units, to Exousia, and that Exousia will market and sell the Units and microbes to original equipment manufacturers, distributors, and dealers; and

WHEREAS, In-Pipe and Exousia are entering into this Agreement in order to set forth the terms and conditions pursuant to which they will jointly develop the Unit, In-Pipe will arrange the design and manufacture of the Units and sell Units and microbes to Exousia, and Exousia will market and sell such Units to original equipment manufacturers, distributors, and dealers;

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Recitals. The recitals set forth above are hereby incorporated into this Agreement by reference.

2. Development of Unit.

(a) In-Pipe and Exousia shall cooperate in designing and otherwise developing the Unit. Each party shall devote the personnel and other resources reasonably required of it in order to complete the design of the Unit by September 1, 2007. In-Pipe will own all Intellectual Property Rights (as defined below) embodied in or related to the Unit, whether developed by In-Pipe, Exousia, or jointly by the parties (the “Unit IP”). But Exousia will own any Intellectual Property Rights in items previously developed by Exousia that are described on Exhibit A hereto (“Exousia IP”). “Intellectual Property Rights,” as used in this Agreement, means rights throughout the world in any patent, patent continuation application, continuation-in-part application, divisional application, reexamination, reissue, reissued patent, copyright, moral right, trade name, trademark, service mark, trade dress, trade identity, logo, design, slogan, trade secret, Confidential Information, Internet domain name, URL, general intangible, computer software or application, tangible or intangible proprietary information, know-how, proprietary process, formula, algorithm, and any application or right throughout the world to apply for registration of any of the foregoing or any other intellectual property, whether registered or unregistered.

(b) Exousia hereby assigns to In-Pipe all of its Intellectual Property Rights in, related to or infringed by the Units, other than Intellectual Property Rights in the Exousia IP. Exousia shall execute and deliver such instruments and documents and take such other acts as may be reasonably necessary to document the foregoing assignment. If In-Pipe is unable, after two weeks, to secure Exousia’s signature to apply for or to pursue any application for any patent, trademark, service mark, copyright or other registration of rights in the United States or elsewhere, then Exousia hereby designates and appoints In-Pipe as Exousia’s limited agent and attorney in fact, to act for and on Exousia’s behalf and stead with respect to securing those rights.

(c) Exousia hereby grants In-Pipe a non-exclusive, worldwide, royalty-free copyright license to reproduce, prepare derivative works of, publicly display, publicly perform, distribute and sublicense the Exousia IP, if any, and derivative works of that Exousia IP used in products manufactured, sold or distributed by In-Pipe. Exousia hereby grants In-Pipe a non-exclusive, worldwide, royalty-free trade secret license to use, distribute, otherwise exploit and sublicense the Exousia IP used in products manufactured, sold or distributed by In-Pipe. Exousia hereby grants In-Pipe a non-exclusive, worldwide, royalty-free patent license under all patent claims licensable by Exousia to make, have-made, use, sell, offer to sell, import and otherwise transfer the Exousia IP, if any, used in products manufactured, sold or distributed by In-Pipe. This patent license shall apply to the combination of the Exousia IP with any In-Pipe products.

(d) Upon termination of this Agreement, if a license of any part of the Unit IP is desired by Exousia, In-Pipe and Exousia shall negotiate in good faith to provide a non-exclusive license of such rights from In-Pipe to Exousia for a mutually acceptable license fee or royalties and on other mutually acceptable terms and conditions.

3. Production of Units; Sale of Units and Microbes to Exousia.

(a) Following In-Pipe and Exousia’s agreement on the design of the Unit, In-Pipe shall cause production of Units and microbes to be used in the Units to be commenced, in quantities requested by Exousia in purchase orders submitted to In-Pipe by Exousia. All Units will be manufactured in accordance with In-Pipe’s quality standards for use of In-Pipe’s proprietary technology. The parties intend that In-Pipe’s inventory of Units and microbes will be minimal and the parties shall cooperate to develop “just in time” production capability and deliveries.

(b) In-Pipe shall sell to Exousia and Exousia shall purchase such quantities of Units and microbes as are requested by Exousia in Exousia’s purchase orders. In-Pipe shall be responsible for arranging and paying for shipping of all Units and microbes from In-Pipe’s Wheaton, Illinois facility, or other distribution point, to Exousia or Exousia’s customer, as directed by Exousia. Exousia shall take title to Units and microbes ordered by it upon pickup by the shipper at In-Pipe’s point of distribution. The parties agree that the intent of this alliance is that each party will share equally in the gross margin dollars realized between In-Pipe’s full cost of production (including but not limited to insurance, taxes, tariffs, and other relevant costs) and the average price charged by Exousia to its OEM and wholesale customers. In-Pipe shall provide Exousia with information supporting In-Pipe’s determination of its cost of production, and Exousia shall provide In-Pipe with information supporting Exousia’s indication of the prices it charges its customers and its costs for shipping. Exousia’s purchase price for microbes shall be calculated in the same manner in order that the parties are able to share equally the gross margin dollars. In-Pipe shall invoice Exousia for Units and microbes sold to Exousia at the time that such Units and microbes are shipped to Exousia or Exousia’s customer, whichever is earlier. Exousia shall pay In-Pipe the amount of each such invoice within 30 days after the date of the invoice. The parties will meet annually during the last quarter of each calendar year to confirm supply terms for the subsequent year, including pricing and quantities.

4. Marketing and Sale of Units by Exousia. Exousia shall use its commercially reasonable best efforts to market the Units and microbes, and maximize sales thereof, to original equipment manufacturers and distributors on a worldwide basis. Exousia shall market the Units only for installation in recreational vehicles, private aircraft, private watercraft and trains (the foregoing applications constitute the “Field of Exclusivity”). Exousia shall be free to determine the prices that its charges its customers for the Units and the microbes. Exousia shall develop an appropriate marketing strategy and program to maximize sales of the Units. In-Pipe’s name and logo shall appear in marketing. Prior to using In-Pipe’s name or logo in any marketing materials, Exousia shall submit the proposed use of the name or logo to In-Pipe and In-Pipe shall have approved such use. The parties intend that In-Pipe’s name and logo be used less prominently in marketing the Units than the brand of Exousia.

5. Exclusivity; Exclusivity Fee.

(a) During the term of this Agreement, except for the Unit or any other toilette solution or competing product sold to it by In-Pipe, Exousia shall not, and shall cause its controlled affiliates not to, market, solicit orders for, or sell, directly or indirectly, any toilette solution or any product which competes with the Unit. Exousia agrees not, and shall cause its controlled affiliates not to, market, solicit orders for, or sell, directly or indirectly, the Units outside of the Field of Exclusivity.

(b) Subject to Exousia’s compliance with this Agreement, including this Section 5(b), during the term of this Agreement, including all renewal periods, In-Pipe shall not sell, directly or indirectly, Units in the Field of Exclusivity, to any party other than Exousia. The parties acknowledge that nothing in this Agreement shall prevent In-Pipe from selling the Units or other In-Pipe products to other parties outside the Field of Exclusivity. In consideration of In-Pipe’s agreement to sell Units for use in the Field of Exclusivity only to Exousia during the term of this Agreement, Exousia agrees to pay In-Pipe a non-refundable, irrevocable, initial exclusivity fee in the aggregate amount of $1,000,000.00 (the “ Initial Exclusivity Fee”). The Exclusivity Fee shall be divided into payments as prescribed in this section. Exousia shall pay the installment payments of the Initial Exclusivity Fee to In-Pipe by cashier’s or certified check or by wire transfer of immediately available funds to an account designated by In-Pipe. Installment payments of the Exclusivity Fee shall be made on the following dates: (i) $200,000 on the first day after Exousia receives available funds resulting from the issuance and sale of bonds by the City of Elkhart, IN for the benefit of Exousia (expected on or prior to May 1, 2007), (ii) $100,000 on October 31, 2007, (iii) $100,000 on January 10, 2008, (iv) $300,000 on March 30, 2008, and (v) $300,000 on June 30, 2008. The first installment shall be reduced by the amount of the good faith deposit ($25,000) previously paid by Exousia to In-Pipe. Interest shall accrue at the rate of 12% per annum on any portion of any installment of the Exclusivity Fee that is not paid within thirty (30) days of the due date. Any installment paid prior to the specified due date will be discounted by 2% per month it is paid early, rounded to the nearest whole month. The parties acknowledge and agree that the initial term of Exclusivity and the Initial Exclusivity Fee paid to In-Pipe is full compensation for the initial efforts expended by In-Pipe through December 31, 2007 to complete the design, arrange the manufacturing of the Units, and meet the time requirements of Exousia. The second and third years of Exclusivity will be maintained in exchange for the gross margin realized by In-Pipe from Unit and Microbe sales to Exousia. Upon termination of this Agreement for any reason other than a material breach by In-Pipe, or by mutual agreement of the parties, all installments of the Exclusivity Fee that have not yet been paid shall become immediately due and payable. The above defined discount on early payments will apply to this accelerated termination payment.

6. Warranty. In-Pipe shall warrant the Units to be free from material defects in materials and workmanship for a period of one (1) year following purchase by an end-user, pursuant to a form of warranty to be agreed upon by In-Pipe and Exousia. In-Pipe’s sole obligation pursuant to such warranty will be to repair or replace a Unit, at In-Pipe’s option. THIS LIMITED WARRANTY IS EXPRESSLY IN LIEU OF ANY OTHER WARRANTIES, EXPRESS OR IMPLIED. IN-PIPE DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7. Confidential Information.

(a) “Confidential Information,” as used herein, means any information concerning any confidential, proprietary or secret aspect of any business (i) of In-Pipe or its affiliates or (ii) of Exousia or its affiliates (each of the entities described in the preceding clauses (i) and (ii), a “Protected Party”), including, without limitation, the activities of the parties related to the transactions contemplated by this Agreement, financial statements and data, strategic business plans, proprietary contracts (whether oral or written), budgets, pricing policies, marketing plans or strategies, business acquisition plans in any form or media, trade secrets, know-how, software, developments, inventions, processes, technology or designs, including any of the foregoing relating to current or potential clients, research, operations, finances, current or proposed products or services, vendors, advertising or marketing.

(b) The parties anticipate that, under this Agreement, it may be necessary for either party to make disclosures to the other. Subject to paragraph (c) below, neither party shall make any reproductions, disclosure or use of the other party’s Confidential Information, except as instructed in writing by the disclosing party.

(c) The limitations on reproduction, disclosure or use of Confidential Information shall not apply to, and neither party shall be liable for, reproduction, disclosure or use of information with respect to which any of the following conditions exist:

(i) if, prior to the receipt thereof under this Agreement, the information is in the public domain, the information has been developed independently by the party receiving it, or was lawfully known to the party receiving it, or has been lawfully received from other sources, including any customer, provided such other sources did not receive it due to a breach of this or any other agreement, or in an unlawful manner;

(ii) if, subsequent to the receipt thereof under this Agreement, (A) the information is published by the party furnishing it or is disclosed by the party furnishing it to others without restrictions, or (B) the information has been lawfully obtained by the party receiving it from other sources, provided such other source did not receive it due to a breach of this or any other agreement, or in an unlawful manner; or

(iii) if a party is compelled by a governmental authority to disclose a Protected Party’s Confidential Information, but only if that party provides the applicable Protected Party with written notice of the information to be disclosed as far in advance of its disclosure as practicable, that party uses reasonable efforts to obtain assurances that the Protected Party’s Confidential Information will be accorded confidential treatment, and that party furnishes only that part of the Protected Party’s Confidential Information that is legally required.

(d) Upon termination of this Agreement and upon a written request of the disclosing party, the receiving party shall return or destroy all documents and other media containing or pertaining to any Confidential Information of the disclosing party and shall certify in writing that the Confidential Information has been returned or destroyed.

(e) Neither the execution and delivery of this Agreement, nor the furnishing of any Confidential Information by either party shall be construed as granting to the other party either expressly, by implication, estoppels, or otherwise, any license under any invention, patent, trademark or copyright now or hereafter owned or controlled by the furnishing party.

(f) The obligations set forth in this Section 7 shall survive any termination or expiration of this Agreement.

8. Representations and Warranties. Each party represents and warrants to the other that:

(a) it (i) is a corporation or limited liability company that is validly existing and in good standing in its jurisdiction of organization and (ii) has full power and authority to enter into and deliver this Agreement;

(b) this Agreement has been duly and validly executed and delivered by it and represents its valid and binding obligations, enforceable against it in accordance with its terms; and

(c) neither the execution and delivery of this Agreement by it nor the consummation by it of the transactions contemplated hereby will:

(i) violate its corporate charter or by-laws, or in the case of a limited liability company, its articles of organization or operating agreement;

(ii) violate, or be in conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under, or cause or permit the acceleration of the maturity of, any debt, obligation, contract, commitment or other agreement to which it is a party, except as would not reasonably be expected to have an adverse effect on its performance of this Agreement; or

(iii) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority by which it is bound, except as would not reasonably be expected to have an adverse effect on its performance of this Agreement.

9. Status as Independent Contractors. The relationship of In-Pipe and Exousia under this Agreement shall be that of independent contractors. Nothing in this Agreement will be construed to create any partnership, association or joint venture between the parties or any fiduciary duties between them.

10. Indemnification Generally.

(a) In-Pipe shall indemnify, defend and hold Exousia and its employees, agents, officers, directors and representatives (the “Exousia Indemnified Parties”) harmless from and against all costs, liabilities and expenses, including without limitation, attorneys’ fees and legal costs, associated with or in any way related to the defense or settlement of any claim, suit, allegation or action (each, a “Claim”) brought against or suffered by any of the Exousia Indemnified Parties related to: (i) any negligent acts or omissions by, or willful misconduct of, In-Pipe, its employees, agents and representatives, or (ii) any failure of In-Pipe to comply with all applicable local, state and federal laws, rules and regulations.

(b) Exousia shall indemnify, defend and hold In-Pipe and its employees, agents, officers, directors and representatives (the “Exousia Indemnified Parties”) harmless from and against all costs, liabilities and expenses, including without limitation, attorneys’ fees and legal costs, associated with or in any way related to the defense or settlement of any Claim brought against or suffered by any of the Exousia Indemnified Parties related to: (i) any negligent acts or omissions by, or willful misconduct of, the Exousia, its employees, agents and representatives, (ii) any false or misleading advertisements and promotional materials created by Exousia that relate to the Units or microbes, (iii) the marketing, distribution or sale of the Units or microbes by Exousia or its agents, (iv) any failure of Exousia to comply with all applicable local, state and federal laws, rules and regulations; or (v) any modification of or addition to the Units performed or approved by Exousia.

(c) Any party entitled to indemnification pursuant to this Section 10 (an “Indemnified Party”) shall give the party obligated to indemnify it pursuant to this Section 10 (the “Indemnifying Party”) prompt written notice of any Claim that is subject to this Section 10. The Indemnifying Party will be relieved of its obligations under this Section 10 due to a delayed notice of the Claim only to the extent the defense of the Claim is prejudiced by any late notice. The Indemnified Party shall cooperate in the defense of any Claim at the Indemnifying Party’s sole expense; provided, however, that under no circumstances shall the Indemnifying Party pay for the time of any employee, officer or director of Indemnified Party in connection with their cooperation in such defense. The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, unless the Indemnified Party’s only obligation under the settlement is the payment of a cash amount that is fully paid by the Indemnifying Party. The Indemnifying Party shall defend the Indemnified Party with counsel reasonably acceptable to Indemnified Party. The Indemnified Party shall be entitled to participate in the defense and settlement of any Claim with independent counsel of its own choosing at its own expense.

11. Indemnification for Intellectual Property Infringement.

(a) In-Pipe agrees to defend, indemnify and hold harmless Exousia, from and against any final judgment by a court of competent jurisdiction arising out of a claim that the Units contain any misappropriated trade secret or infringe any U.S. patent issued as of the effective date of this Agreement, any trademark or any copyright. This indemnification obligation will not apply unless: (i) In-Pipe is notified promptly in writing of the claim or the threatened or actual suit; (ii) Exousia, at In-Pipe’s request and expense, gives In-Pipe reasonable non-monetary assistance; and (iii) In-Pipe is given control over all proceedings and negotiations, including settlement negotiations.

(b) Following notice of a claim or a threatened or actual suit, In-Pipe may: (i) procure for Exousia the right to continue to use the Units; (ii) modify the Units so that they do not misappropriate or infringe; in which case, Exousia will immediately cease use of the alleged infringing or misappropriated Units; or (iii) substitute other product or materials of like features and capability in which case, Exousia will immediately cease use of the alleged infringing or misappropriated Units.

(c) If, in In-Pipe’s sole discretion, none of the foregoing is commercially reasonable, In-Pipe may terminate this Agreement and direct Exousia to cease use of the Units. If In-Pipe terminates this Agreement pursuant to this Section 11, upon return of the Units by Exousia, In-Pipe will return the actual purchase price paid by Exousia for those Units under this Agreement, less twenty (20%) for each year that has passed since the Unit was sold to Exousia.

(d) In-Pipe will not be liable for, and will not be required to indemnify Exousia for, any Loss which arises from: (i) combination or use of the Units with any materials or product not supplied by In-Pipe; (ii) continued use of the Units after Exousia receives notice of a claim of infringement, misappropriation or instructions to discontinue use of the Units; (iii) use of the Units in any manner other than as set forth in the Unit’s technical documentation; (iv) In-Pipe’s compliance with Exousia’s designs, specifications, plans or instructions; or (v) modification of the Units. Exousia shall indemnify In-Pipe for any claim arising under this Section 11(d).

(e) This Section 11 constitutes the entire liability of In-Pipe, and Exousia’s sole and exclusive remedy, with respect to any third party claims of infringement or misappropriation of any intellectual property rights.

12. Term; Termination. The initial term of this Agreement begins on the date hereof and ends on December 31, 2007. Beginning upon the expiration of such initial term and thereafter, the term of this Agreement will be continually extended for successive one (1) year terms, unless either In-Pipe or Exousia provides written notice of termination to the other no later than 120 days before the end of the term then in progress. In addition, either party hereto shall have the right to terminate this Agreement upon written notice to the other if the other (a) is in breach of any material term, condition, warranty or covenant of this Agreement and fails to cure that breach within sixty (60) days after receipt of written notice of such breach, (b) files a petition for bankruptcy, becomes insolvent, admits in writing to insolvency or inability to pay its debts or perform its obligations as they mature, or makes an assignment for the benefit of creditors, or (c) has a petition in bankruptcy filed against it and such petition is not dismissed within sixty (60) days of the filing date.

13. Effect of Termination. The rights and obligations of the parties under all of the Sections of this Agreement except Sections 3 and 4, shall survive the termination of this Agreement. Upon any termination of this Agreement, Exousia shall provide In-Pipe with a list of the names, addresses and telephone numbers of all of the customers that have ordered Units or microbes during the term of the Agreement. In addition, upon termination of the Agreement Exousia shall cease using the In-Pipe name and logo in any manner in its marketing. Upon any termination of this Agreement, if Exousia has not failed to pay any amounts due to In-Pipe or committed any other material breach of this Agreement that has not been cured, In-Pipe shall fulfill all orders for Units and microbes received from Exousia by In-Pipe prior to termination, in accordance with the terms of such orders. Exousia shall pay In-Pipe with respect to such orders in accordance with the normal payment terms for orders, as provided for in Section 3 hereof. If this Agreement is terminated and Exousia has failed to pay any amounts due to In-Pipe or has committed any other material breach of this Agreement that has not been cured, In-Pipe shall have the option of fulfilling outstanding orders for Units and microbes, in exchange for payment from Exousia in accordance with the normal payment terms for orders, or not fulfilling such orders. If In-Pipe exercises its option not to fulfill the orders, Exousia shall promptly reimburse In-Pipe for all of In-Pipe’s costs incurred to date in connection with such orders.

14. Dispute Resolution.

(a) Exclusive Procedures. Any dispute between the parties arising out of or relating to this Agreement or otherwise (whether such claim is based on contract, tort, statute or otherwise) (a “Dispute”) shall be resolved in accordance with the procedures specified in this Section 14, which shall be the sole and exclusive procedures for the resolution of any Dispute.

(b) Negotiation Between Executives. The parties shall attempt in good faith to resolve any Dispute promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for the administration of the Agreement. Any party may give the other written notice of any Dispute (a “Notice”) not resolved in the normal course of business. Within fifteen (15) days after delivery of a Notice, the receiving party shall submit to the other a written response (a “Response”). The Notice and Response shall include (a) a statement of that party’s position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that party and of any other person who will accompany the executive. Within 30 days after delivery of the Response, the executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. All negotiations pursuant to this subsection (b) shall be confidential and shall be treated as compromise and settlement negotiations for purposes of any subsequent proceedings under this Section 14.

(c) Binding Arbitration. Any Dispute which has not been resolved by negotiation under subsection (b) above, shall be finally resolved by binding arbitration in accordance with the rules of the American Arbitration Association by a sole arbitrator. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction. The law of the State of Illinois (excluding its conflicts-of-law provisions) shall govern the substantive law of the arbitration, including the interpretation, validity and enforcement of the Agreement and all other claims included in the Dispute. The site of the arbitration shall be Chicago, Illinois. But In-Pipe may file for injunctive relief in any court of appropriate jurisdiction.

15. Entire Agreement. This Agreement is intended to be the exclusive and final statement of the terms and understandings relative to the subject matter hereof, merging herein and superseding all negotiations and prior written or oral agreements between the parties as to the subject matter of this Agreement. There are no promises, representations or understandings made in connection with this Agreement or contemporaneous with the execution of this Agreement, except as set forth herein and therein.

16. Mutually Drafted Agreement. Each party has had the opportunity to have this Agreement reviewed by legal counsel and it is the product of arms-length negotiations and therefore it shall be interpreted as mutually drafted by the parties.

17. Amendment. No modification or amendment of this Agreement shall be valid unless it is in writing and signed by both of the parties hereto.

18. Assignment. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their successors and permitted assigns. No party hereto may assign this Agreement without the prior written consent of the other party.

19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

20. Notices. Any notice or other communication required under this Agreement shall be in writing and delivered personally to the addressee, faxed to the addressee (and confirmation received), sent by express courier to the addressee, or mailed, certified or registered mail, postage prepaid, and shall be deemed given when so delivered personally, faxed to the addressee, or, if sent by express courier, two business days after the date so sent, or, if mailed, five business days after the date of mailing, to the applicable address as follows:

If to In-Pipe:

In-Pipe Technology Company, L.L.C.
100 Bridge Street
Wheaton, Illinois 60187
Facsimile: (630) 871-0303
Attn: Chief Executive Officer

With copy to:

Wildman, Harrold, Allen & Dixon LLP
225 West Wacker Drive, Suite 2800
Chicago, Illinois 60606
Facsimile: (312) 201-2555
Attn: Adam S. Calisoff

If to Exousia:

Exousia Advanced Materials, Inc.
4251 Pine Creek Road
Elkhart, Indiana 46516
Facsimile: (574) 294 7446
Attn: Chief Executive Officer

With copy to:

____________________
____________________
____________________
Facsimile: ___________
Attn: _______________

21. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

22. Governing Law. The construction, validity and interpretation of this Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Illinois.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

In-Pipe Technology Company, L.L.C.

By: //s Daniel R. Williamson, Jr.
Daniel R. Williamson, Jr.,
President and Chief Executive Officer

Exousia Advanced Materials, Inc.

By: //s J. Wayne Rodrigue
J. Wayne Rodrigue
Chief Executive Officer